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                                                                     Exhibit 5.2

                              Baker & Hostetler LLP
                          1050 Connecticut Avenue, N.W.
                                   Suite 1100
                             Washington, D.C. 20036

                                 April 16, 2002

Telkonet, Inc.
902 A Commerce Road
Annapolis, Maryland 21401

Gentlemen:

         We have acted as counsel to Telkonet, Inc., a Utah corporation (the "Company"), in connection with the Company's Post-Effective Amendment Number 1 to Form S-8 Registration Statement (the "Amendment") filed under the Securities Act of 1933 (the "Act") relating to the registration of 4,000,000 shares of common stock, par value $0.001 per share (the "Common Shares"), of the Company for issuance under the Amended and Restated Stock Incentive Plan (the "Plan").

         In connection with the foregoing, we have examined: (a) the Certificate of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, (c) the Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the State of Utah; and

                  2. The Common Shares available for issuance under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the use of this Opinion as Exhibit 5 to the Amendment and the reference to our firm in Item 5 of Part II of the Amendment.

                                                     Very truly yours,


                                                     /s/  Baker & Hostetler LLP